WRITTEN CONSENT TO ACTION WITHOUT MEETING OF THE DIRECTORS OF
Debut Broadcasting Corporation, Inc.
A NEVADA CORPORATION

The undersigned, being all of the duly appointed and acting members of the Board of Directors of Debut Broadcasting Corporation, Inc., a Nevada corporation, (the "Corporation") do hereby consent to the adoption of, and do hereby adopt, the following resolutions with the same force and effect as if adopted at a meeting of the Board of Directors duly called and held, pursuant to Section 78.315(2) of the Nevada Revised Statutes and pursuant to the bylaws of the Corporation.

1. Amendment to Bylaws

WHEREAS, the board of directors finds it in the best interests of the Corporation to amend section 13 of the Corporation's bylaws;

RESOLVED, the Board hereby approves an amendment to Article III Section 13 of the Corporation's bylaws, which shall now provide as follows:

> No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, or by the written consent of the stockholders setting forth the action so taken and signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon were present and voted.

2. Authorization of Corporate Actions

Each officer of the Corporation is hereby authorized and directed to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Corporation, or otherwise, as each such officer may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions and any of the transactions contemplated thereby.

All actions heretofore taken by any director or officer of the Corporation in connection with any matter referred to in the foregoing resolutions are hereby approved, ratified and confirmed in all respects.

The secretary and any assistant secretary of the Corporation, or any other officer of the Corporation, is hereby authorized to certify and deliver, to any person to whom such certification and delivery may be deemed necessary or appropriate in the opinion or such officer, a true copy of the foregoing resolutions.

Approval

Dated: March 14, 2008

The undersigned, being all of the directors of Debut Broadcasting Corporation, Inc., waive the required notice of meeting and consent to all actions taken hereby.

Robert Marquitz

Steven Ludwig

Stephen Rush

Frank Woods